QUICKSILVER RESOURCES INC. LAUNCHES $600 MILLION SECOND PRIORITY SENIOR SECURED TERM LOAN

FORT WORTH, TEXAS (May 23, 2013) – Quicksilver Resources Inc. (“Quicksilver”) (NYSE: KWK) announced today that it is launching a loan syndication for a new $600 million senior secured second priority term loan facility maturing in 2019 (the “Second Priority Term Loan Facility”). There can be no assurance Quicksilver will receive commitments for the $600 million of the Second Priority Term Loan Facility or as to the terms of such facility. In addition, the closing of the Second Priority Term Loan Facility will be subject to customary conditions and there can be no assurance that the closing of the Second Priority Term Loan Facility will occur.

Quicksilver also separately announced a cash tender offer and consent solicitation (the “Tender Offer”) for the purchase of any and all of its outstanding 8 1/4% Senior Notes due 2015, 11 3/4% Senior Notes due 2016 and its 7 1/8% Senior Subordinated Notes due 2016 (collectively, the “Notes”) and to amend the indentures related to each series of Notes to eliminate substantially all of the restrictive covenants and certain events of default contained in the indentures. The Tender Offer is subject to the satisfaction or waiver of a number of conditions, including the completion of one or more debt financing transactions in an amount which is sufficient to purchase the Notes tendered and pay the related consent payments, if any, and fees and expenses in connection therewith. In addition, Quicksilver announced a solicitation of consents (the “Solicitation”) to certain proposed amendments to the indenture related to its 9 1/8% Senior Notes due 2019 (the “2019 Senior Notes”), to permit Quicksilver to consummate the Tender Offer with respect to the Notes by incurring debt that ranks equal in priority to, but with a longer maturity than, the 2019 Senior Notes, to permit any such refinancing to be excluded from the limitation on restricted payments covenant in such indenture and to give Quicksilver flexibility to incur secured and unsecured indebtedness pursuant to offerings of debt securities.

If consummated, the proceeds of the Second Priority Term Loan Facility are expected to be used, together with any other debt financing transactions Quicksilver may undertake, to purchase the Notes tendered in the Tender Offer and pay the related consent payments, if any, and fees and expenses in connection therewith. Quicksilver is currently contemplating an offering of senior unsecured notes in an aggregate principal amount up to $675 million and an offering of senior second priority secured notes in an aggregate principal amount up to $200 million, subject to market conditions, in addition to the Second Priority Term Loan Facility. There can be no assurance that Quicksilver will be able to complete any offering of notes.

This press release is for informational purposes only. Neither the Tender Offer nor the Solicitation are being made pursuant to this press release. Quicksilver is not making any recommendation as to whether or not holders of any of its notes should tender any notes or deliver consents in the Tender Offer or Solicitation.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.

Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “contemplate,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; failure or delay in completing strategic transactions; the effects of existing or future litigation; failure to complete the transactions described in this press release; and additional factors described elsewhere in this press release.

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This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.
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Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 13-13

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